MUNIHOLDINGS INSURED FUND II, INC.

FILE # 811-9191

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
03/07/01	Dept of Water & Power County of Los Angeles 5.25% 07/01/18	$1,249,760,000.	$10,000,000.	JP Morgan
03/15/01	Connecticut State Airport 5.25% 10/01/17	$213,180,000.	$6,640,000.	Bear Stearns
		$	$
		$	$
		$	$
		$	$